ERHC Energy Inc. Technical Partner Spuds Second Well in JDZ Block 4

HOUSTON, November 9, 2009 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced the commencement of exploratory drilling at the Malanza 1X well in Joint Development Zone (JDZ) Block 4. It is the next phase in the comprehensive drilling campaign that began in August.

Addax Petroleum, ERHC’s technical partner and the operator of JDZ Blocks 3 and 4, is using Transocean’s Deepwater Pathfinder, a fifth generation dynamically positioned deepwater drilling rig, in this campaign. Drilling of the Malanza 1X well is estimated to take approximately five weeks, although the actual timing is dependent on many factors, such as drilling penetration rate, fluids encountered, borehole stability and equipment maintenance, among others.

The Malanza 1X is the fourth well drilled during the current campaign, which encompasses JDZ Blocks 2, 3 and 4. It is the second well drilled in JDZ Block 4, in which ERHC has a 19.5 percent interest.

“We are thrilled that the drilling campaign continues to progress on schedule and we look forward to the release of comprehensive drilling results when the operators complete their analyses,” said Peter Ntephe, chief operating officer with ERHC.

Last week, Addax finished drilling a well at the Lemba 1X prospect in JDZ Block 3 in which ERHC has a 10 percent interest. A comprehensive analysis that incorporates the drilling results into relevant geologic and fluid models will now be carried out. The information from these wells is helping the exploration team understand the geology and hydrocarbon potential of the various prospects being drilled and provides valuable insight into the prospectivity of the entire area.

ERHC Energy has interests in six of the nine Blocks in the offshore JDZ. The Company has additional interests in the territorial waters of Democratic Republic of São Tomé & Príncipe known as the Exclusive Economic Zone (EEZ).

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.